Exhibit 10.14

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO GRAYBUG VISION, INC. IF PUBLICLY DISCLOSED.

AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT

BETWEEN

THE JOHNS HOPKINS UNIVERSITY

&

GRAYBUG LLC

JHU Agreement: A20033

LICENSE AGREEMENT

THIS AMENDED AND RESTATED LICENSE AGREEMENT (the “Agreement”) is entered into as of the SIGNATURE DATE by and between THE JOHNS HOPKINS UNIVERSITY, a Maryland corporation having an address at 3400 N. Charles Street, Baltimore, Maryland, 21218-2695 (“JHU”) and Graybug LLC, a Delaware limited liability company having an address at 623 W. 34th St., Suite 300E, Baltimore, MD 21211 (“Company”), with respect to the following:

RECITALS

WHEREAS, as a center for research and education, JHU is interested in licensing PATENT RIGHTS (hereinafter defined) in a manner that will benefit the public by facilitating the distribution of useful products and the utilization of new processes, but is without capacity to commercially develop, manufacture, and distribute any such products or processes; and

WHEREAS, a valuable invention entitled “[*]” (JHU Ref. # [*]) was developed during the course of research conducted by [*], and a valuable invention entitled “[*]” (JHU Ref.# [*]) was developed during the course of research conducted by [*] (all hereinafter, “Inventors”); and

WHEREAS, JHU has acquired through assignment all rights, title and interest, with the exception of certain retained rights by the United States Government, in its interest in said valuable inventions;

WHEREAS, Company desires to obtain certain rights in such inventions as herein provided, and to commercially develop, manufacture, use and distribute products and processes based upon or embodying said valuable inventions throughout the world;

WHEREAS, JHU and Company previously entered into an exclusive license agreement dated June 23, 2011 (the “Prior Agreement”) pursuant to which JHU granted to Company an EXCLUSIVE LICENSE to PATENT RIGHTS; and

WHEREAS, JHU and Company desire to amend and restate the Prior Agreement.

NOW THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

All references to particular Exhibits, Articles or Paragraphs shall mean the Exhibits to, and Paragraphs and Articles of, this Agreement, unless otherwise specified. For the purposes of this Agreement and the Exhibits hereto, the following words and phrases shall have the following meanings:

1.1 “AFFILIATED COMPANY” as used herein in either singular or plural shall mean any corporation, company, partnership, joint venture or other entity, which controls, is controlled by or is under common control with Company. For purposes of this Paragraph 1.1, control shall mean the direct or indirect ownership of at least fifty-percent (50%).

1.2 “EFFECTIVE DATE” of this Agreement shall mean June 23, 2011.

1.3 “EXCLUSIVE LICENSE” shall mean a grant by JHU to Company of its entire right and interest in the PATENT RIGHTS subject to rights retained by the United States Government, if any, in accordance with the Bayh-Dole Act of 1980 (established by P.L. 96-517 and amended by P.L. 98-620, codified at 35 USC§ 200 et. seq. and implemented according to 37 CFR Part 401), and subject to the retained right of JHU to make, have made, provide and use for its and The Johns Hopkins Health Systems’ non-commercial academic research and teaching purposes LICENSED PRODUCT(S) and LICENSED SERVICE(S), including the ability to distribute any biological material disclosed and/or claimed in PATENT RIGHTS for nonprofit non-commercial academic research use to non-commercial entities as is customary in the scientific community.

1.4 “KNOW-HOW AND MATERIALS” shall mean JHU’s interest in proprietary materials, information, records, and data developed by Justin Hanes (including incidental information developed in his laboratory) and at his direction by his laboratory personnel, fellows, and students and that are directly related to the use of and practice of the PATENT RIGHTS, and are (a) subject to the Johns Hopkins Intellectual Property Policy and (b) owned by JHU either as of the EFFECTIVE DATE or within two years thereafter in the case of Improvements, and is not subject to any third party rights, including without limitation the materials listed on Exhibit C. Know-How specifically excludes patentable inventions.

1.5 “LICENSED FIELD” shall mean all fields of use.

1.6 “LICENSED PRODUCT(S)” as used herein in either singular or plural shall mean any material, compositions, drug, or other product, the manufacture, use or sale of which would constitute, but for the license granted to Company pursuant to this Agreement, an infringement of a VALID CLAIM of PATENT RIGHTS (infringement shall include, but is not limited to, direct, contributory, or inducement to infringe) in the country of sale.

1.7 “LICENSED SERVICE(S)” as used herein in either singular or plural shall mean the performance on a fee-for-service basis for a third party of any method or the manufacture of any product or the use of any product or composition which would constitute, but for the license granted to Company pursuant to this Agreement, an infringement of a VALID CLAIM of the PATENT RIGHTS, (infringement shall include, but not be limited to, direct, contributory or inducement to infringe) in the country of performance of the services. Notwithstanding the foregoing, it is understood that LICENSED SERVICE will not include any service involving or performed in connection with the research or development of a LICENSED PRODUCT.

1.8 “NET SALES” shall mean gross sales revenues and fees actually received by Company, AFFILIATED COMPANY and SUBLICENSEES from the sale of LICENSED PRODUCT(S) less (i) trade, quantity or cash discounts allowed, (ii) refunds, credits or allowances for returns, rejections and recalls; (iii) rebates and chargebacks, (iv) sales, use or other taxes and tariffs, duties or other charges levied by a governmental entity on the production, sale, delivery or use of LICENSED PRODUCT(S), and (iv) packing, freight, shipping and insurance charges.

In the event that Company, AFFILIATED COMPANY or SUBLICENSEE sells a LICENSED PRODUCT(S) as part of a combination, then:

(i) in the event that Company, AFFILIATED COMPANY or SUBLICENSEE sells in a particular country during a particular year a LICENSED PRODUCT(S) together with other non-therapeutic ingredients or substances or as part of a kit, and Company or AFFILIATED COMPANY also sells such LICENSED PRODUCT(S) in such country in such year separately the NET SALES for purposes of royalty payments shall be based on the sales revenues and fees that would be received from the separate sale of the same quantity of LICENSED PRODUCT as is contained in the combination.

(ii) in the event that Company, AFFILIATED COMPANY or SUBLICENSEE sells, in a particular country during a particular year, a LICENSED PRODUCT for therapeutic purposes in combination with a therapeutically active ingredient which is not a LICENSED PRODUCT (“Other Items”), the NET SALES for purposes of royalty payments shall be calculated as follows:

(a) If all LICENSED PRODUCTS and Other Items contained in the combination are available separately in the particular country during such year, the NET SALES for purposes of royalty payments will be calculated by multiplying the NET SALES of the combination by the fraction A/A+B, where A is the separately available price of all LICENSED PRODUCTS in the combination in the particular country during such year, and B is the separately available price for all Other Items in the combination in the particular country during such year.

(b) If the combination includes Other Items which are not sold separately in the particular country during such year (but all LICENSED PRODUCTS contained in the combination are available separately in the particular country during such year), the NET SALES for purposes of royalty payments will be calculated by multiplying the NET SALES of the combination by A/C, where A is as defined above and C is the invoiced price of the combination.

(c) If the LICENSED PRODUCTS contained in the combination are not sold separately, the parties agree to negotiate a reduction in the royalty rate to reflect the fair value that the LICENSED PRODUCT attributed to the overall product sold.

The term “Other Items” does not include solvents, diluents, carriers, excipients, buffers or the like used in formulating a product.

(iii) In no event shall: (1) Company apply the credit in both paragraphs (i) and (ii) above to the same sale of a LICENSED PRODUCT, and (2) the royalty rates be reduced by greater than fifty percent (50%) when collectively applying the credits of paragraphs (i) above, (ii) above, and the offset of Paragraph 3 in EXHIBIT A.

1.9 “NET SERVICE REVENUES” shall mean gross service revenues and fees billed by Company, AFFILIATED COMPANY and SUBLICENSEEE for the performance of LICENSED SERVICE(S) less (i) trade, quantity or cash discounts allowed, (ii) refunds, rebates, and chargebacks, (iii) sales or other taxes or charges levied by a governmental entity upon and with specific reference to the LICENSED SERVICE(S). In the event that Company, AFFILIATED COMPANY or SUBLICENSEE sells a LICENSED SERVICE(S) that is also sold separately in combination with other services, the NET SERVICE REVENUES for purposes of royalty payments shall be based on the sales revenues that would be received from the separate sale of the same quantity of LICENSED SERVICE(S) as is contained in the combination.

1.10 “PATENT RIGHTS” shall mean the patents and applications listed in EXHIBIT D, any patent applications hereafter filed for JHU Ref#[*] (all hereinafter referred to as “Patent Applications”) and all continuations, divisions , claims of continuations-in-part applications directed to subject matter specifically described in the Patent Applications, continued prosecution applications and reissues, reexaminations, extensions and supplemental protection certificates thereof, and any corresponding foreign patent applications, and any patents, or other equivalent foreign patent rights issuing, granted or registered thereon.

1.11 “SUBLICENSE CONSIDERATION” shall mean non-royalty revenues received by the Company or AFFILIATED COMPANIES from a SUBLICENSEE(S) in consideration for the grant of a sublicense under the PATENT RIGHTS, including upfront fees, milestone fees based on SUBLICENSEE achievements , and any premium paid by the SUBLICENSEE(S) over Fair Market Value for securities of the Company or an AFFILIATED COMPANY in consideration for such sublicense; provided that SUBLICENSE CONSIDERATION shall not include amounts received (a) as running royalties, a profit share, or other payments based on the sale of LICENSED PRODUCT(S) and LICENSED SERVICE(S) (so long as such royalties, profit share, and other payments are included within the calculation of Running Royalties according to Paragraph 3.3), (b) as reimbursement for patent costs incurred by Company for filing, prosecution and maintenance of PATENT RIGHTS, (c) for the supply of LICENSED PRODUCTS, or other products, materials to such SUBLICENSEE for resale to a third party, (d) as amounts paid to the Company or an AFFILIATED COMPANY by the SUBLICENSEE(S) for milestone payments based on SUBLICENSEE’S achievements (but only if Company owes a milestone payment to JHU for that same achievement, (e) as loans, (f) for purchase of securities of Company at Fair Market Value, and (g) as payments for product development, research work, clinical studies and regulatory approvals performed by or for the Company or AFFILIATED COMPANIES (including third parties on their behalf), each pursuant to a specific agreement providing for a work plan and reasonable budget. The term “Fair Market Value” shall mean (i) if the stock is publicly traded, the average price that the stock in question is publicly trading at for twenty (20) days prior to the announcement of its purchase by the SUBLICENSEE(S), (ii) if the stock is not publicly traded, and the Company or AFFILIATED COMPANY has had a private equity financing (including a financing with debt securities convertible to equity) within one (1) year, the value of such stock as determined by the most recent such private financing through a financial investor (an entity whose sole interest in the Company or AFFILIATED COMPANY is financial, including an investment entity owned or controlled by a pharmaceutical company or other operating company that makes an investment separate from a sublicense granted to its parent company) of the Company or AFFILIATED COMPANY that issued the shares, or (iii) if the stock is not publicly traded, and the Company or AFFILIATED COMPANY has not had a private equity financing (including a financing with debt securities convertible to equity) through a financial investor (as defined above) within one (1) year, a value to be agreed upon by the Company and JHU, or if they fail to agree within sixty (60) days after the sale of the stock to the SUBLICENSEE, by an independent appraisal firm selected by the Company.

1.12 “SIGNATURE DATE” of this Agreement shall mean the date the last party hereto has executed this Agreement.

1.13 “SUBLICENSEE(S)” as used herein in either singular or plural shall mean any person or entity other than an AFFILIATED COMPANY to which Company or an AFFILIATED COMPANY has granted a sublicense under this Agreement.

1.14 “VALID CLAIM” shall mean either: (a) a claim of an issued and unexpired patent included within the PATENT RIGHTS which has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reexamination, reissue, disclaimer or otherwise; or (b) a claim of a pending patent application included within the PATENT RIGHTS, which claim has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application, and has been pending for less than seven (7) years from the date such claim takes priority and has not been (i) canceled, (ii) withdrawn from consideration, (iii) finally determined to be unallowable by the applicable governmental authority (and from which no appeal is or can be taken), or (iv) abandoned.

ARTICLE 2

LICENSE GRANT

2.1 Grant. Subject to the terms and conditions of this Agreement, JHU hereby grants to Company:

(i) a world-wide EXCLUSIVE LICENSE to research, have researched, develop, have developed, make, have made, use, have used, import, have imported, offer for sale, have offered for sale, sell and have sold the LICENSED PRODUCT(S) and to provide and have provided the LICENSED SERVICE(S) in the United States and worldwide under the PATENT RIGHTS in the LICENSED FIELD, and

(ii) a world-wide nonexclusive license to use the KNOW HOW AND MATERIALS in the LICENSED FIELD, provided that JHU will not grant a license to KNOW HOW AND MATERIALS to any other commercial entity.

This Grant shall apply to the Company and any AFFILIATED COMPANY. If any AFFILIATED COMPANY exercises rights under this Agreement, such AFFILIATED COMPANY shall be bound by all terms and conditions of this Agreement, including but not limited to indemnity and insurance provisions and royalty payments, which shall apply to the exercise of the rights, to the same extent as would apply had this Agreement been directly between JHU and the AFFILIATED COMPANY. In addition, Company shall remain fully liable to JHU for all acts and obligations of AFFILIATED COMPANY such that acts of the AFFILIATED COMPANY shall be considered acts of the Company.

KNOW HOW AND MATERIALS will be transferred from time-to-time by JHU’s Inventor, Justin Hanes, at his discretion, and shall not be sold, invoiced, provided, or otherwise transferred, separately from PATENT RIGHTS.

2.2 Sublicense. Company may sublicense to others under this Agreement, subject to the terms and conditions of this Paragraph 2.2. As a condition to its validity and enforceability, each sublicense agreement shall: (a) reference and give recognition to this Agreement, (b) be consistent with the terms, conditions and limitations of this Agreement, (c) name JHU as an intended third party beneficiary of the obligations of SUBLICENSEE with respect to provisions to be included in the sublicense agreement for JHU’s benefit in accordance with subsection (d) below, in each case without imposition of obligation or liability on the part of JHU or its Inventors to the SUBLICENSEE, and (d) specifically incorporate Paragraphs 6.2 “Representations by JHU”, 7.1 “Indemnification”, 10.1 “Use of Name”, 10.4 “Product Liability” into the body of the sublicense agreement, and cause the terms used in therein to have the same meaning as in this Agreement, provided that notwithstanding the terms of Section 10.4, SUBLICENSEE, if it is an organization with a market capitalization in excess of [*], shall have the right to self-insure to the extent consistent with its normal business practices. Company shall provide to JHU a copy of each fully executed sublicense agreement, within [*] days of execution by both Company and proposed SUBLICENSEE, provided that Company may redact from such copy any confidential terms that are not necessary to determine compliance with this Agreement. To the extent that any terms, conditions or limitations of any sublicense agreement are inconsistent with this Agreement, those terms, conditions and limitations are null and void against JHU.

2.3 Government Rights. The United States Government may have acquired a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the inventions described in PATENT RIGHTS throughout the world. To the extent that the inventions claimed in the PATENT RIGHTS were funded by grants, awards or contracts with the United States government, the rights granted herein are additionally subject to: (i) the requirement that any LICENSED PRODUCT(S) produced for use or sale within the United States shall be substantially manufactured in the United States (unless a waiver under 35 USC § 204 or equivalent is granted by the appropriate United States government agency), (ii) the right of the United States government to require JHU, or its licensees, including Company, to grant sublicenses to responsible applicants on reasonable terms when necessary to fulfill health or safety needs, and, (iii) other rights acquired by the United States government under the laws and regulations applicable to the grant/contract award under which the inventions were made.

2.4 Improvements. Subject to any third party, including U.S. Government, obligations of JHU under any agreement under which any Improvement is made, JHU will notify Company in writing of any Improvement within [*] days of disclosure to the JHU technology transfer office. Company will have a right of first negotiation for [*] days to amend this Agreement to add the Improvement and related patent rights, know-how and materials to this Agreement. JHU and Company will negotiate in good faith on reasonable terms for adding the Improvement to this Agreement. For purposes hereof, “Improvement” shall mean an invention (i) made in the laboratory of Justin Hanes, (ii) that would infringe the PATENT RIGHTS if made used, imported or sold without a license to PATENT RIGHTS, (iii) pertaining to drug delivery within the eye, but excluding mucosal delivery using mucus penetrating nanoparticles or microparticles, and (iv) reported to the JHU technology transfer office within [*] years from the EFFECTIVE DATE.

ARTICLE 3

FEES, ROYALTIES, & PAYMENTS

3.1 License Fee. Company shall pay to JHU within [*] ([*]) days of the EFFECTIVE DATE of this Agreement a license fee as set forth in Exhibit A. JHU will not submit an invoice for the license fee, which is nonrefundable and shall not be credited against royalties or other fees.

3.2 Minimum Annual Royalties. Company shall pay to JHU minimum annual royalties as set forth in Exhibit A. These minimum annual royalties shall be due, without invoice from JHU, within [*] days of [*] of each year, commencing with [*]. Running royalties accrued under Paragraph 3.3 and percentage of SUBLICENSE CONSIDERATION accrued under Paragraph 3.4 and paid to JHU during the [*] period preceding [*] of each year, commencing with [*] shall be credited against the minimum [*] royalties due on that [*] date.

3.3 Running Royalties. Company shall pay to JHU a running royalty as set forth in Exhibit A, for each LICENSED PRODUCT(S) sold, and for each LICENSED SERVICE(S) provided, by Company and AFFILIATED COMPANIES based on NET SALES and NET SERVICE REVENUES for the term of this Agreement. Additionally, Company shall pay to JHU a percentage of the royalties received from SUBLICENSEES for SUBLICENSEES’ sale of LICENSED PRODUCT(S) and LICENSED SERVICE(S) as described in Exhibit A. Such payments shall be made quarterly, as set forth in Section 5.l(a). All non-US taxes related to LICENSED PRODUCT(S) or LICENSED SERVICE(S) sold under this Agreement shall be paid by Company and shall not be deducted from royalty or other payments due to JHU, but shall be deducted from gross sales revenues and fees and gross service revenues and fees in the calculation of NET SALES and NET SERVICE REVENUES to the extent such taxes have been included in gross sales revenues and fees and gross service revenues and fees. JHU shall be responsible for paying any and all taxes (other than withholding taxes or deduction of tax at source required by applicable law to be paid by Company) levied on it by account of its receipt of any payments it receives under this Agreement. If applicable laws require that taxes be withheld or deducted at source from any amounts due to JHU under this Agreement, the Company shall (a) deduct these taxes from the remittable amount, (b) pay the taxes to the proper taxing authority, and (c) deliver to JHU a statement including the amount of tax withheld and justification therefor, and such other information as may be necessary for tax credit purposes. Company shall cooperate with JHU in any action by JHU for a refund of such taxes withheld.

In order to insure JHU the full royalty payments contemplated hereunder, Company agrees that in the event any LICENSED PRODUCT(S) shall be sold by the Company to an AFFILIATED COMPANY, by an AFFILIATED COMPANY to the Company, or among AFFILIATED COMPANIES the royalties to be paid hereunder for such LICENSED PRODUCT(S) shall be based upon the greater of: 1) the NET SALES at which the purchaser of LICENSED PRODUCT(S) resells such product to the end user, 2) the NET SERVICE REVENUES received from using the LICENSED PRODUCT(S) in providing a service, or 3) the NET SALES of LICENSED PRODUCT(S) paid by the purchaser.

In the event that consideration in lieu of money is received by Company, an AFFILIATED COMPANY or SUBLICENSEE from the sale of LICENSED PRODUCT(S), the fair market value of such consideration shall be included in the determination of NET SALES for such sale. Such fair market value shall be determined by the Company or AFFLILIATED COMPANY, as applicable, in good faith.

3.4 Sublicense Consideration. In addition to the running royalty as set forth under Paragraph 3.3, Company shall pay to JHU a percentage of SUBLICENSE CONSIDERATION as set forth in Exhibit A. This percentage of SUBLICENSE CONSIDERATION shall be due, without the need for invoice from JHU, within [*] days after the end of each calendar quarter in which sublicense consideration is received.

3.5 Milestones. Company shall pay to JHU milestones as set forth in Exhibit A. These milestones shall be due, without invoice from JHU, within [*] days of achievement of such milestone.

3.6 Patent Reimbursement. Company will reimburse JHU for the costs of preparing, filing, maintaining and prosecuting PATENT RIGHTS incurred prior to the EFFECTIVE DATE (“PRIOR PATENT COSTS”). Company shall pay without invoice from JHU $[*] per [*] until the sooner of (i) all PRIOR PATENT COSTS have been paid or (ii) Company has raised a total of $[*], at which time the balance of unpaid PRIOR PATENT COSTS shall be due within [*] days.

In accordance with Paragraph 4.1 below, Company will reimburse JHU, within [*] days of the receipt of an invoice from JHU, for all costs associated with the preparation, filing, maintenance, and prosecution of PATENT RIGHTS incurred by JHU subsequent to the EFFECTIVE DATE of this Agreement.

3.7 Form of Payment. All payments under this Agreement shall be made in U.S. Dollars by either check or wire transfer.

3.8 Payment Information. All check payments from Company to JHU shall be sent to:

Director

Johns Hopkins Technology Transfer

The Johns Hopkins University

100 N. Charles Street, 5th Floor

Baltimore, MD 21201

Attn: JHU Agrmt# A20033

or such other addresses which JHU may designate in writing from time to time. Checks are to be made payable to “The Johns Hopkins University”. Wire transfers may be made through:

[*]

Company shall be responsible for any and all costs associated with wire transfers.

Via ACH

[*]

3.9 Late Payments. In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the tenth day following the due date thereof, calculated at the annual rate of the sum of (a) [*] percent ([*]%) plus (b) the prime interest rate quoted by The Wall Street Journal on the date said payment is due, the interest being compounded on the last day of each calendar quarter, provided however, that in no event shall said annual interest rate exceed the maximum legal interest rate for corporations. Each such payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of JHU to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment including, but not limited to termination of this Agreement as set forth in Paragraph 9.2, subject to the cure provisions set forth therein.

ARTICLE 4

PATENT PROSECUTION, MAINTENANCE, & INFRINGEMENT

4.1 Prosecution & Maintenance. JHU, at Company’s expense, shall file, prosecute and maintain all patents and patent applications specified under PATENT RIGHTS using counsel of JHU’s choice reasonably acceptable to Company and, subject to the terms and conditions of this Agreement, Company shall be licensed thereunder. Title to all such patents and patent applications shall reside in JHU. JHU shall have full and complete control over all patent matters in connection therewith under the PATENT RIGHTS, provided however, that JHU shall (a) cause its patent counsel to timely copy Company on all correspondence regarding strategy, filing and prosecution of all patents and patent applications within the PATENT RIGHTS, between JHU’ s patent counsel and JHU and/or any patent office, including without limitation all official actions and written correspondence with any patent office, and (b) allow Company an opportunity to comment and advise JHU in advance of any patent filings or major prosecution events. JHU shall consider and reasonably incorporate all comments and advice unless detrimental to JHU’s intellectual property rights. By concurrent written notification to JHU and its patent counsel at least [*] days in advance (or later at JHU’s discretion) of any filing or response deadline, or fee due date, Company may elect not to have a patent application filed in any particular country or not to pay expenses associated with prosecuting or maintaining any patent application or patent, provided that Company pays for all costs incurred up to JHU’s receipt of such notification. Failure to provide such notification can be considered by JHU to be Company’s authorization to proceed at Company’s expense. Upon such notification, JHU may file, prosecute, and/or maintain such patent applications or patent in such country at its own expense and for its own benefit, and any rights or license granted hereunder held by Company, AFFILIATED COMPANIES or SUBLICENSEE(S) relating to such patent applications or patent shall terminate in such country.

4.2 Notification. Each party will notify the other promptly in writing when any infringement by another is uncovered or suspected.

4.3 Infringement. Company shall have the first right to enforce any patent within PATENT RIGHTS against any infringement or alleged infringement thereof, and shall at all times keep JHU informed as to the status thereof. Before Company commences an action with respect to any infringement of such patents, Company shall give careful consideration to the views of JHU and to potential effects on the public interest in making its decision whether or not to sue. Thereafter, Company may, at its own expense, institute suit against any such infringer or alleged infringer and control and defend such suit in a manner consistent with the terms and provisions hereof and recover any damages, awards or settlements resulting therefrom, subject to Paragraph 4.5. If required by law, JHU shall permit action under this Section to be brought in its name, including being joined as party-plaintiff. However, no settlement, consent judgment or other voluntary final disposition of the suit that concedes the invalidity or unenforceability of any patent within PATENT RIGHTS may be entered into without the prior written consent of JHU, which consent shall not be unreasonably withheld. This right to sue for infringement shall not be used in an arbitrary or capricious manner. JHU shall reasonably cooperate in any such litigation at Company’s expense. Company may delegate its right to enforce the PATENT RIGHTS under this Section 4.3 to AFFILIATED COMPANIES or SUBLICENSEES, provided that such AFFILIATED COMPANIES and SUBLICENSEES agree to comply with the applicable terms of this Section 4.3.

If within [*] days following a request by JHU that Company take action to abate any commercially significant infringing activity, such infringing activity has not been abated and if Company has not brought suit against the infringer or begun negotiations regarding the terms under which Company would grant a sublicense to the infringer, then JHU may, in its sole judgment and at its own expense, take steps to enforce any patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover, for its own account, any damages, awards or settlements resulting therefrom. However, no settlement, consent judgment or other voluntary final disposition of the suit that concedes the invalidity or unenforceability of any patent within PATENT RIGHTS may be entered into without the prior written consent of Company, which consent shall not be unreasonably withheld.

4.4 Patent Invalidity Suit. If a declaratory judgment action is brought naming Company as a defendant and alleging invalidity of any of the PATENT RIGHTS, JHU may elect to take over the sole defense of the action at its own expense. Each Party shall cooperate fully with the other in connection with any such action.

4.5 Recovery. Any recovery by Company under Paragraph 4.3 shall be deemed to reflect loss of commercial sales, and Company shall pay to JHU [*] percent ([*]%) of the recovery, net of all reasonable costs and expenses associated with each suit or settlement. If the cost and expenses exceed the recovery, then one-half (1/2) of the excess shall be credited against royalties payable by Company to JHU hereunder in connection with sales of LICENSED PRODUCTS and LICENSED SERVICES covered in the PATENT RIGHTS which are the subject of the infringement suit, in the country of such legal proceedings, provided, however, that any such credit under this Paragraph shall not exceed [*] percent ([*]%) of the royalties otherwise payable to JHU with regard to sales in the country of such action in any one calendar year, with any excess credit being carried forward to future calendar years.

4.6 Cooperation. Each party agrees to cooperate in any action under this Article which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

ARTICLE 5

OBLIGATIONS OF THE PARTIES

5.1 Reports. Company shall provide to JHU the following written reports according to the following schedules.

(a) Company shall provide quarterly Royalty Reports, substantially in the format of Exhibit B and due within [*] days of the end of each calendar quarter following the first commercial sale of a LICENSED PRODUCT or LICENSED SERVICE by Company, an AFFILIATED COMPANY or a SUBLICENSEE(S). Royalty Reports shall disclose (i) the amount of LICENSED PRODUCT(S) and LICENSED SERVICE(S) sold, the total NET SALES and NET SERVICE REVENUES of such LICENSED PRODUCT(S) and LICENSED SERVICE(S) received by Company and AFFILIATED COMPANIES, and the running royalties due to JHU as a result of NET SALES and NET SERVICE REVENUES by Company and AFFILIATED COMPANIES thereof, (ii) the royalties received from SUBLICENSEES with respect to LICENSED PRODUCT(S) and LICENSED SERVICE(S) sold by such SUBLICENSEES and the running royalties due to JHU with respect thereto, and (iii) the amount of SUBLICENSE CONSIDERATION received and the percentage thereof payable to JHU pursuant to Section 3.4. Payment of any such royalties and percentage of SUBLICENSE CONSIDERATION due shall accompany such Royalty Reports.

(b) Until Company, an AFFILIATED COMPANY or a SUBLICENSEE(S) has achieved a first commercial sale of a LICENSED PRODUCT or LICENSED SERVICE, or received FDA market approval, Company shall provide semiannual Diligence Reports, due within [*] days of the end of every June and December following the EFFECTIVE DATE of this Agreement. These Diligence Reports shall describe Company’s, AFFILIATED COMPANIES’ and any SUBLICENSEE(S)’s technical efforts towards meeting its obligations under the terms of this Agreement.

(c) Company shall provide Annual Reports within [*] days of the end of every December following the EFFECTIVE DATE of this Agreement. Annual Reports shall include:

(i) evidence of insurance as required under Paragraph 10.4, or, a statement of why such insurance is not currently required, and

(ii) identification of all AFFILIATED COMPANIES which have exercised rights pursuant to Paragraph 2.1, or, a statement that no AFFILIATED COMPANY has exercised such rights, and

(iii) notice of all FDA approvals of any LICENSED PRODUCT(S) or LICENSED SERVICE(S) obtained by COMPANY, AFFILIATED COMPANY or SUBLICENSEE, the patent(s) or patent application(s) licensed under this Agreement upon which such product or service is based, and the commercial name of such product or service, or, in the alternative, a statement that no FDA approvals have been obtained.

5.2 Records. Company shall make and retain, for a period of three (3) years following the period of each report required by Paragraph 5.1, true and accurate records, files and books of account containing all the data reasonably required for the full computation and verification of sales and other information required in Paragraph 5.1. Such books and records shall be in accordance with generally accepted accounting principles consistently applied. Company shall permit the inspection of such records, files and books of account by an independent certified public accountant selected by JHU and acceptable to Company in its reasonable judgment during regular business hours upon [*] business days’ written notice to Company. Such inspection shall not be made more than once each calendar year. All costs of such inspection shall be paid by JHU, provided that if any such inspection shall reveal that an error in Company’s favor has been made in the amount of payments hereunder for any calendar year equal to [*] percent ([*]%) or more of such payments, such costs shall be borne by Company. As a condition to entering into any such agreement, Company shall include in any agreement with its AFFILIATED COMPANIES which permits such party to make, use, sell or import the LICENSED PRODUCT(S) or provide LICENSED SERVICE(S), a provision requiring such party to retain records of sales of LICENSED PRODUCT(S) and records of LICENSED SERVICE(S) and other information as required in Paragraph 5.1 and permit an independent certified public accountant selected by JHU and acceptable to Company in its reasonable judgment to inspect such records as required by this Paragraph.

5.3 Commercially Reasonable Efforts. Company shall exercise commercially reasonable efforts to develop and to introduce the LICENSED PRODUCT(S) and LICENSED SERVICE(S) into the commercial market, through itself, its AFFILIATED COMPANIES and/or its SUBLICENSEE(S), consistent with sound and reasonable business practice and judgment. In addition, Company shall devote the following resources to the research and development of LICENSED PRODUCTS within the specified time from the EFFECTIVE DATE:

•	Company shall to have cumulatively spent at least $[*] on research and development of LICENSED PRODUCT(S) within [*] years; and

•	Company shall to have cumulatively spent at least $[*] on research and development of LICENSED PRODUCT(S) within [*] years.

Following the introduction of a LICENSED PRODUCT or LICENSED SERVICE into the commercial market, and until the expiration or termination of this Agreement, Company shall endeavor to keep LICENSED PRODUCT(S) and LICENSED SERVICE(S) reasonably available to the public consistent with sound and reasonable business practice and judgment. Company shall also exercise commercially reasonable efforts to develop LICENSED PRODUCT(S) suitable for different indications within the LICENSED FIELD, consistent with sound and reasonable business practice and judgment.

5.4 Patent Acknowledgement. Company agrees that all packaging containing individual LICENSED PRODUCT(S) sold by Company, AFFILIATED COMPANIES and SUBLICENSEE(S) of Company will be marked with the number of the applicable patent(s) licensed hereunder in accordance with each country’s patent laws to the extent reasonably practical.

ARTICLE 6

REPRESENTATIONS

6.1 Duties of the Parties. JHU is not a commercial organization. It is an institute of research and education. Therefore, JHU has no ability to evaluate the commercial potential of any PATENT RIGHTS or LICENSED PRODUCT or other license or rights granted in this Agreement. It is therefore incumbent upon Company to evaluate the rights and products in question, to examine the materials and information provided by JHU, and to determine for itself the validity of any PATENT RIGHTS, its freedom to operate, and the value of any LICENSED PRODUCTS or LICENSED SERVICES or other rights granted.

6.2 Representations by JHU. JHU warrants that (a) it has good and marketable title to its interest in the inventions claimed under PATENT RIGHTS with the exception of certain retained rights of the United States Government, which may apply if any part of the JHU research was funded in whole or in part by the United States Government and (b) it has not granted and will not grant any rights or licenses that may conflict with the rights and licenses granted herein. JHU does not warrant the validity of any patents or that practice under such patents shall be free of infringement. EXCEPT AS EXPRESSLY SET FORTH IN THIS PARAGRAPH 6.2, (I) COMPANY, AFFILIATED COMPANIES AND SUBLICENSEE(S) AGREE THAT THE PATENT RIGHTS ARE PROVIDED “AS IS”, AND THAT JHU MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF LICENSED PRODUCT(S) AND LICENSED SERVICE(S) INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY, AND (II) JHU DISCLAIMS ALL WARRANTIES WITH REGARD TO PRODUCT(S) AND SERVICE(S) LICENSED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANT ABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, JHU ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF JHU AND INVENTORS, FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL, AND CONSEQUENTIAL DAMAGES, ATTORNEYS’ AND EXPERTS’ FEES, AND COURT COSTS (EVEN IF JHU HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE, OR SALE OF THE PRODUCT(S) AND SERVICE(S) LICENSED UNDER THIS AGREEMENT. COMPANY, AFFILIATED COMPANIES AND SUBLICENSEE(S) ASSUME ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT AND/OR SERVICE MANUFACTURED, USED, OR SOLD BY COMPANY, ITS SUBLICENSEE(S) AND AFFILIATED COMPANIES WHICH IS A LICENSED PRODUCT(S) OR LICENSED SERVICE(S) AS DEFINED IN THIS AGREEMENT.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification. JHU and the Inventors would have no legal liability exposure to third parties if JHU did not license the LICENSED PRODUCT(S) and LICENSED SERVICE(S), and any royalties JHU and the Inventors may receive is not adequate compensation for such legal liability exposure. Therefore, JHU requires Company to protect JHU and Inventors from such exposure to the same manner and extent to which insurance, if available, would protect JHU and Inventors. Furthermore, JHU and the Inventors will not, under the provisions of this Agreement or otherwise, have control over the manner in which Company or its AFFILIATED COMPANIES or its SUBLICENSEE(S) or those operating for its account or third parties who purchase LICENSED PRODUCT(S) or LICENSED SERVICE(S) from any of the foregoing entities, develop, manufacture, market or practice the inventions of LICENSED PRODUCT(S) and LICENSED SERVICE(S). Therefore, Company, AFFILIATED COMPANY and SUBLICENSEE, each solely with respect to its own practice of such inventions , shall indemnify, defend with counsel reasonably acceptable to JHU, and hold JHU, The Johns Hopkins Health Systems, their present and former trustees, officers, Inventors of PATENT RIGHTS, agents, faculty, employees and students harmless as against any judgments, fees, expenses, or other costs arising from or incidental to any product liability or other lawsuit, claim, demand or other action brought by a third party as a consequence of its own practice of said inventions, whether or not JHU or said Inventors, either jointly or severally, is named as a party defendant in any such lawsuit and whether or not JHU or the Inventors are alleged to be negligent or otherwise responsible for any injuries to persons or property, except and to the extent that such judgments, fees, expenses or other costs arise from or are related to an alleged breach by JHU of any of the representations or warranties set forth in Paragraph 6.2. Practice of the inventions covered by LICENSED PRODUCT(S) and LICENSED SERVICE(S), by an AFFILIATED COMPANY, SUBLICENSEE, or an agent or a third party on behalf of or for the account of Company or by a third party who purchases LICENSED PRODUCT(S) and LICENSED SERVICE(S) from Company, shall be considered Company’s practice of said inventions for purposes of this Paragraph. The obligation of Company to defend and indemnify as set out in this Paragraph shall survive the termination of this Agreement, shall continue even after assignment of rights and responsibilities to an affiliate or sublicensee, and shall not be limited by any other limitation of liability elsewhere in this Agreement. JHU shall (a) provide prompt written notice to Company of any claim, demand or action arising out of the indemnified activities after JHU has knowledge of such claim, demand or action; (b) permit Company to assume full responsibility to investigate, prepare for and defend against any such claim or demand; (c) assist Company, at Company’ s reasonable expense, in the investigation of, preparation for and defense of any such claim or demand; and (d) not compromise or settle such claim or demand without Company’s written consent.

ARTICLE 8

CONFIDENTIALITY

8.1 Confidentiality. If necessary, the parties will exchange information, which they consider to be confidential. The recipient of such information agrees to accept the disclosure of said information which is marked as confidential at the time it is sent to the recipient, and to employ all reasonable efforts to maintain the information secret and confidential, such efforts to be no less than the degree of care employed by the recipient to preserve and safeguard its own confidential information, and in any event no less than a reasonable degree of care. The information shall not be disclosed or revealed to anyone except employees, consultants, collaborators, investors and prospective investors of the recipient who have a need to know the information and who have entered into a secrecy agreement with the recipient under which such employees are required to maintain confidential the proprietary information of the recipient and such employees shall be advised by the recipient of the confidential nature of the information and that the information shall be treated accordingly. For purposes of clarity, it is understood that Company shall be free to use the confidential information of JHU to the extent necessary to exercise its rights hereunder (including commercialization and/or sublicensing of LICENSED PRODUCTS and LICENSED SERVICE(S) or fulfill its obligations and/or duties hereunder.

The obligations of this Paragraph 8.1 shall also apply to AFFILIATED COMPANIES and/or SUBLICENSEE(S) provided such information of JHU by Company. JHU’s, Company’s, AFFILIATED COMPANIES, and SUBLICENSEES’ obligations under this Paragraph 8.1 shall extend until three (3) years after the termination of this Agreement.

8.2 Exceptions. The recipient’s obligations under Paragraph 8.1 shall not extend to any part of the information:

a.	that can be demonstrated to have been in the public domain or publicly known and readily available to the trade or the public prior to the date of the disclosure; or

b.

that can be demonstrated, from written records to have been in the recipient’s possession or readily available to the recipient from another source not under obligation of secrecy to the disclosing party prior to the disclosure; or

c.	that becomes part of the public domain or publicly known by publication or otherwise, not due to any unauthorized act by the recipient; or

d.	that is demonstrated from written records to have been developed by or for the receiving party without reference to confidential information disclosed by the disclosing party.

e.	that is required to be disclosed by law, government regulation or court order.

8.3 Right to Publish. JHU may publish manuscripts, abstracts or the like describing the PATENT RIGHTS and inventions contained therein provided confidential information of Company as defined in Paragraph 8.1, is not included or without first obtaining approval from Company to include such confidential information. Otherwise, JHU and the Inventors shall be free to publish manuscripts and abstracts or the like directed to the work done at JHU related to the licensed technology without prior approval.

ARTICLE 9

TERM & TERMINATION

9.1 Term. The term of this Agreement shall commence on the EFFECTIVE DATE and shall continue, in each country, until the date of expiration of the last to expire patent included within PATENT RIGHTS in that country or if no patents issue then for a term of twenty (20) years from the EFFECTIVE DATE of this Agreement. Company’s license to the KNOW-HOW AND MATERIALS, as well as Company’s right to use JHU confidential information under Paragraph 8.1, shall survive the expiration, (but not an earlier termination) of this Agreement so long as Company makes royalty payments to JHU equal to one-half of the amount provided in Paragraph 3.3.

9.2 Termination by Either Party. This Agreement may be terminated by either party, in the event that the other party (a) files or has filed against it a petition under the Bankruptcy Act that is not dismissed within [*] days, makes an assignment for the benefit of creditors, has a receiver appointed for it or a substantial part of its assets and such receivership is not terminated within [*] days, or otherwise takes advantage of any statute or law designed for relief of debtors or (b) fails to perform or otherwise breaches any of its obligations hereunder, if, following the giving of notice by the terminating party of its intent to terminate and stating the grounds therefor, the party receiving such notice shall not have cured the failure or breach within [*] days; provided, however, that, except where the alleged breach is for failure to pay a fixed amount due under this agreement (such as the License Fee, [*] Royalty or the [*] patent cost reimbursement payment set forth in Section 3.6), in the event the party receiving the notice disputes the alleged failure to perform or breach in good faith, such [*] day cure period shall commence upon determination by a court of competent jurisdiction (or arbitrator if the parties agree to arbitrate the matter) that the alleged failure to perform or breach exists. In no event, however, shall such notice or intention to terminate be deemed to waive any rights to damages or any other remedy which the party giving notice of breach may have as a consequence of such failure or breach.

9.3 Termination by Company. Company may terminate this Agreement and the license granted herein, for any reason, upon giving JHU [*] days written notice. Company may terminate its license with respect to any particular patent or patent application, or as to any particular LICENSED PRODUCT or LICENSED SERVICE, with [*] notice to JHU. From and after the effective date of a termination under this Section 9.3 with respect to a particular patent or application, such patent(s) and patent application(s) in the particular country shall cease to be within the PATENT RIGHTS for all purposes of this Agreement, and all rights and obligations of Company with respect to such patent(s) and patent application(s) shall terminate and Exhibit D shall be considered amended accordingly. Company will not be required to reimburse JHU for patent costs incurred after the [*]-day notice period for such patents or patent applications. From and after the effective date of a termination under this Section 9.3 with respect to a particular LICENSED PRODUCT or LICENSED SERVICE, the license granted under Section 2.1 above shall terminate with respect to such LICENSED PRODUCT or LICENSED SERVICE, and the same shall cease to be a LICENSED PRODUCT or LICENSED SERVICE for all purposes of this Agreement. Upon a termination of this Agreement in its entirety under this Section 9.3, all rights and obligations of the parties shall terminate, except as provided in Section 9.4 below.

9.4 Obligations and Duties upon Termination. If this Agreement is terminated, both parties shall be released from all obligations and duties imposed or assumed hereunder to the extent so terminated, except as expressly provided to the contrary in this Agreement. Upon termination, both parties shall cease any further use of the confidential information disclosed to the receiving party by the other party. Termination of this Agreement, for whatever reason, shall not affect the obligation of either party to make any payments for which it is liable prior to or upon such termination. Termination shall not affect JHU’s right to recover unpaid royalties, fees, reimbursement for patent expenses, or other forms of financial compensation incurred prior to termination. Upon termination Company shall submit a final royalty report to JHU and any royalty payments, fees, unreimbursed patent expenses and other financial compensation due JHU shall become immediately payable. Furthermore, upon termination of this Agreement, all rights in and to the licensed technology shall revert immediately to JHU at no cost to JHU. Notwithstanding any other provision of this Agreement, upon termination of this Agreement, any sublicenses granted in accordance with Paragraph 2.2 shall survive and, upon request, each SUBLICENSEE shall become a direct licensee of JHU, provided that JHU’s obligations to SUBLICENSEE(S) are no greater than JHU’s obligations to Company under this Agreement and that such SUBLICENSEE’S obligations to JHU shall be no greater than Company’s obligations to JHU under this Agreement. Company shall provide written notice of such to each SUBLICENSEE(S) with a copy of such notice provided to JHU.

ARTICLE 10

MISCELLANEOUS

10.1 Use of Name. Except as required by applicable law or regulations, Company, AFFILIATED COMPANIES and SUBLICENSEE(S) shall not use the name of The Johns Hopkins University or The Johns Hopkins Health System or any of its constituent parts, such as the Johns Hopkins Hospital or any contraction thereof or the name of Inventors in any advertising, promotional, sales literature or fundraising documents without prior written consent from an authorized representative of JHU, or, in the case of the name of an Inventor, from such Inventor; provided that the Company may disclose the existence of this Agreement and the terms hereof and the fact that Justin Hanes is a founder of the Company and a faculty member of JHU without such consent. Company, AFFILIATED COMPANIES and SUBLICENSEE(S) shall allow at least [*] days notice of any proposed public disclosure for JHU’s review and comment or to provide written consent.

10.2 No Partnership. Nothing in this Agreement shall be construed to create any agency, employment, partnership, joint venture or similar relationship between the parties other than that of a licensor/licensee. Neither party shall have any right or authority whatsoever to incur any liability or obligation (express or implied) or otherwise act in any manner in the name or on the behalf of the other, or to make any promise, warranty or representation binding on the other.

10.3 Notice of Claim. Each party shall give the other or its representative immediate notice of any suit or action filed, or prompt notice of any claim made, against them arising out of the performance of this Agreement or arising out of the practice of the inventions licensed hereunder.

10.4 Product Liability. Prior to initial human testing or first commercial sale of any LICENSED PRODUCT(S) or LICENSED SERVICE(S) as the case may be in any particular country, Company shall establish and maintain, covering the Company’s liability in each country in which Company, an AFFILIATED COMPANY or SUBLICENSEE(S) shall test or sell LICENSED PRODUCT(S) and LICENSED SERVICE(S), product liability or other appropriate insurance coverage in the minimum amount of [*] dollars ($[*]) per claim and will annually present evidence to JHU that such coverage is being maintained. Upon JHU’s request, Company will furnish JHU with a Certificate of Insurance of each product liability insurance policy obtained. JHU shall be listed as an additional insured in Company’s said insurance policies. If such Product Liability insurance is underwritten on a ‘claims made’ basis, Company agrees that any change in underwriters during the term of this Agreement will require the purchase of ‘prior acts’ coverage to ensure that coverage will be continuous throughout the term of this Agreement.

10.5 Governing Law. This Agreement shall be construed, and legal relations between the parties hereto shall be determined, in accordance with the laws of the State of Maryland applicable to contracts solely executed and wholly to be performed within the State of Maryland without giving effect to the principles of conflicts of laws. Any disputes between the parties to this Agreement shall be brought in the state or federal courts of Maryland. Both parties agree to waive their right to a jury trial.

10.6 Notice. All notices or communication required or permitted to be given by either party hereunder shall be deemed sufficiently given if mailed by registered mail or certified mail, return receipt requested, or sent by overnight courier providing evidence of delivery , such as Federal Express, to the other party at its respective address set forth below or to such other address as one party shall give notice of to the other from time to time hereunder . Mailed notices shall be deemed to be received on the third business day following the date of mailing. Notices sent by overnight courier shall be deemed received the following business day.

If to Company:	GrayBug LLC 623 W. 34th St, Suite 300E Baltimore, MD 21211 [*]

If to JHU:	Director Technology Transfer Johns Hopkins University 100 N. Charles Street 5th Floor Baltimore, MD 21201 Attn: Agrmt A20033

10.7 Compliance with All Laws. In all activities undertaken pursuant to this Agreement, both JHU and Company covenant and agree that each will in all material respects comply with such Federal, state and local laws and statutes, as may be in effect at the time of performance and all valid rules, regulations and orders thereof regulating such activities.

10.8 Successors and Assigns. Neither this Agreement nor any of the rights or obligations created herein, except for the right to receive any remuneration hereunder, may be assigned by either party, in whole or in part, without the prior written consent of the other party, except that either party shall be free to assign this Agreement in connection with its merger or consolidation or any sale of substantially all of its assets without the consent of the other. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the parties hereto.

10.9 No Waivers; Severability. No waiver of any breach of this Agreement shall constitute a waiver of any other breach of the same or other provision of this Agreement, and no waiver shall be effective unless made in writing. Any provision hereof prohibited by or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held by any governmental agency or court of competent jurisdiction to be void, illegal and unenforceable, the parties shall negotiate in good faith for a substitute term or provision which carries out the original intent of the parties.

10.10 Entire Agreement; Amendment. Company and JHU acknowledge that they have read this entire Agreement and that this Agreement, including the attached Exhibits constitutes the entire understanding and contract between the parties hereto and supersedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof, all of which communications are merged herein. It is expressly understood and agreed that (i) there being no expectations to the contrary between the parties hereto, no usage of trade, verbal agreement or another regular practice or method dealing within any industry or between the parties hereto shall be used to modify, interpret, supplement or alter in any manner the express terms of this Agreement; and (ii) this Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by both of the parties hereto.

10.11 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party hereto, shall impair any such right, power or remedy to such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement , must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

10.12 Force Majeure. If either party fails to fulfill its obligations hereunder (other than an obligation for the payment of money), when such failure is due to an act of God, or other circumstances beyond its reasonable control, including but not limited to fire, flood, civil commotion, riot, war (declared and undeclared), revolution, or embargoes, then said failure shall be excused for the duration of such event and for such a time thereafter as is reasonable to enable the parties to resume performance under this Agreement, provided however, that in no event shall such time extend for a period of more than [*] days.

10.13 Further Assurances. Each party shall, at any time, and from time to time, prior to or after the EFFECTIVE DATE of this Agreement, at reasonable request of the other party, execute and deliver to the other such instruments and documents and shall take such actions as may be required to more effectively carry out the terms of this Agreement.

10.14 Survival. All representations, warranties, covenants and agreements made herein and which by their express terms or by implication are to be performed after the execution and/or termination hereof, or are prospective in nature, shall survive such execution and/or termination, as the case may be. This shall include Paragraphs 3.7 (Late Payments), 5.2 (Records), and Articles 6, 7, 8, 9, and 10.

10.15 No Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any person, firm, corporation or other entity, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

10.16 Headings. Article headings are for convenient reference and not a part of this Agreement. All Exhibits are incorporated herein by this reference.

10.17 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall be deemed but one instrument.

IN WITNESS WHEREOF, this Agreement shall take effect as of the EFFECTIVE DATE when it has been executed below by the duly authorized representatives of the parties.

THE JOHNS HOPKINS UNIVERSITY	GRAYBUG LLC

/s/ Glen L. Steinback	/s/ Christina Wyskiel
Glen L. Steinbach	Name: Christina Wyskiel
Senior Director	Title: Chief Operating Officer
John Hopkins Technology Transfer

09/15/11	09/09/2011
(Date)	(Date)

I have read and agree to abide by the terms of this Agreement:

[*]	Date

EXHIBIT A. LICENSE FEE & ROYALITIES.

EXHIBIT B. SALES & ROYALTY REPORT FORM.

EXHIBIT C. MATERIALS.

EXHIBIT D. PATENT APPLICATIONS.

EXHIBIT A

LICENSE FEE & ROYALTIES

1. License Fee: The license fee due under Paragraph 3.1 is:

(i)	[*] dollars ($[*]), and

(ii)

a sufficient number of LLC Units of the Company such that JHU will own [*] percent ([*]%) of the COMPANY’s issued and outstanding LLC Units, calculated as of the EFFECTIVE DATE (such LLC Units, the “JHU INTEREST”). The Company covenants and agrees that the LLC Units which comprise the JHU INTEREST will be given the same anti-dilution protection, if any, given to the LLC Units that are held by the current Members of the Company (the “Founders”) as of the EFFECTIVE DATE.

2. Minimum Annual Royalties: The minimum annual royalties pursuant to Paragraph 3.2 are:

[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

“Launch Year” shall mean the year of the first commercial sale of a LICENSED PRODUCT in [*].

3. Royalties: The running royalty rate payable by Company under Paragraph 3.3 for sales by Company and AFFILIATED COMPANIES is:

Portion of Annual Sales	Royalty Rate
[*]	[*]
[*]	[*]
[*]	[*]

For those annual sales exceeding $[*]: In the event that Company is required to pay running royalties on any patent rights not licensed hereunder (“Other Payments”) in order to commercialize a LICENSED PRODUCT or LICENSED SERVICE, Company may offset 50% of such Other Payments actually paid against royalty payments owed to JHU, provided that that the royalty payment to JHU shall not fall below 50% of that which would otherwise be due JHU for that LICENSED PRODUCT or LICENSED SERVICE.

Company shall pay to JHU a share of the running royalties Company receives from its SUBLICENSEES. The JHU share shall be:

[*]% of the royalties received from a SUBLICENSEE with respect to LICENSED PRODUCTS and LICENSED SERVICES pursuant to a sublicense executed on or before the first anniversary of the EFFECTIVE DATE; and

[*]% of the royalties received from a SUBLICENSEE with respect to LICENSED PRODUCTS and LICENSED SERVICES pursuant to a sublicense executed after the first anniversary of the EFFECTIVE DATE.

In the event that Company pays a portion of the running royalty payment received from a SUBLICENSEE to a third party under a third-party license for patent rights necessary to commercialize a LICENSED PRODUCT, COMPANY may offset 50% of such amounts actually paid against the running royalty payments owed to JHU; provided that the running royalty payments to JHU shall not fall below [*]%.

4. Sublicense consideration: The percent of SUBLICENSE CONSIDERATION payable under Paragraph 3.4 is:

[*]% for any sublicense executed on or prior to [*] months after the EFFECTIVE DATE; and

[*]% for any sublicense executed more than [*] months after the EFFECTIVE DATE.

In the event that (i) Company sublicenses PATENT RIGHTS together with patent rights owned by Company and necessary to commercialize a LICENSED PRODUCT, the above percentages will be reduced by [*]% and (ii) Company pays a portion of sublicensing revenue to a third party under a third-party license for patent rights necessary to commercialize a LICENSED PRODUCT, Company may offset [*]% of such amounts actually paid against percentage of SUBLICENSE CONSIDERATION payments owed to JHU; provided that the percentage of SUBLICENSE CONSIDERATION payments to JHU shall not fall below [*]%.

5. Milestones: The milestones payable under Paragraph 3.5 are:

(i)	[*]

(ii)	[*]

(iii)	[*]

(iv)	[*]

(v)	[*]

(vi)	[*]

2

Each milestone payment shall be paid for the first three LICENSED PRODUCTS to achieve such milestone and no milestone payments shall be required for subsequent LICENSED PRODUCTS. Milestone payments for the second and third LICENSED PRODUCTS shall be reduced by [*]%.

3

EXHIBIT B

QUARTERLY SALES & ROYALTY AND SUBLICENSE CONSIDERATION REPORT

FOR LICENSE AGREEMENT BETWEEN ______________________ AND

THE JOHNS HOPKINS UNIVERSITY DATED

FOR PERIOD OF ________________ TO ________________

TOTAL ROYALTIES DUE FOR THIS PERIOD $________________

PRODUCT ID	PRODUCT NAME	*JHU REFERENCE	1st COMMERCIAL SALE DATE	TOTAL NET SALES/ SERVICES	ROYALTY RATE	AMOUNT DUE

Report of Sublicense Consideration:

Name of Sublicensee: ________________

Date of Sublicense: ________________

Sublicense Consideration Received: ________________

Applicable percentage payable to JHU: ______

Amount due: ________________

*	Please provide the JHU Reference Number or Patent Reference

This report format is to be used to report quarterly royalty statements to JHU. It should be placed on Company letterhead and accompany any royalty payments due for the reporting period. This report shall be submitted even if no sales are reported.

EXHIBIT C

MATERIALS

EXHIBIT D

PATENT APPLICATIONS

[*]

Institution Number	Application Number	Type of Patent Filing	Application Date	Patent Issued Number	Patent Issued Date	Filing Country
[*]	[*]	[*]	[*]			[*]
[*]	[*]	[*]	[*]

[*]

[*]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO GRAYBUG VISION, INC. IF PUBLICLY DISCLOSED.

FIRST AMENDMENT

TO EXCLUSIVE LICENSE AGREEMENT

This First Amendment to the Amended and Restated Exclusive License Agreement (“First Amendment”) is entered into by and between The Johns Hopkins University, a Maryland corporation having an address at 3400 N. Charles Street, Baltimore, MD 21218-2695 (“JHU”), and Graybug LLC., a Delaware limited liability corporation having an address 623 W 3th St. Suite 300E, Baltimore MD 21211 (“Kala” or “Company”).

WHEREAS, Graybug and JHU entered into an Amended and Restated Exclusive License Agreement dated September 2011, (the “Agreement”), pursuant to which JHU licensed certain patent rights and know-how to Graybug;

WHEREAS, the Agreement required certain annual payments to JHU;

WHEREAS, the parties wish to amend the Agreement to provide a delay in payment of such a payment due [*];

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties agree as follows:

The due date for the [*] Royalty payment due in [*] under the Agreement, pursuant to Paragraph and Exhibit A item 2, is extended from [*] days after [*] to [*] days after [*].

This First Amendment may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

GRAYBUG, LLC		THE JOHNS HOPKINS UNIVERSITY

By:	/s/ Michael J. O’Rourke	By:	/s/ Steve Kousouris
	duly authorized		duly authorized

Michael J. O’Rourke
President & CEO			Johns Hopkins Technology Transfer

Date:	August 25, 2014	Date:	August 25, 2014

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO GRAYBUG VISION, INC. IF PUBLICLY DISCLOSED.

SECOND AMENDMENT

TO EXCLUSIVE LICENSE AGREEMENT

This Second Amendment to the Amended and Restated Exclusive License Agreement (“Second Amendment”) is entered into by and between The Johns Hopkins University, a Maryland corporation having an address at 3400 N. Charles Street, Baltimore, MD 21218-2695 (“JHU”), and Graybug LLC., a Delaware limited liability corporation having an address 623 W 3th St. Suite 300E, Baltimore MD 21211 (“Kala” or “Company”).

WHEREAS, Graybug and JHU entered into an Amended and Restated Exclusive License Agreement dated September 2011, (the “Agreement”, JHTT Ref No A20550)), pursuant to which JHU licensed certain patent rights and know-how to Graybug;

WHEREAS, the Agreement required certain annual payments to JHU;

WHEREAS, the parties amended the Agreement to provide a delay in payment of such a payment due [*] (First Amendment, JHTT A26535);

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties agree as follows:

The due date for the [*] Royalty payment due in [*] under the Agreement, pursuant to Paragraph and Exhibit A item 2, is extended from [*] days after [*] to [*] days after [*].

This Second Amendment may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The effective date of this Second Amendment shall be October 24, 2014.

GRAYBUG, LLC		THE JOHNS HOPKINS UNIVERSITY

By:	/s/ Michael J. O’Rourke	By:	/s/ Johns Hopkins Technology Transfer
	duly authorized		duly authorized

Michael J. O’Rourke
President & CEO		Johns Hopkins Technology Transfer

Date:	December 18, 2014	Date:	October 27, 2014

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO GRAYBUG VISION, INC. IF PUBLICLY DISCLOSED.

FOURTH AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT

This fourth amendment (the “Amendment”) to the amended and restated license agreement (JHU Agreement A20550) dated June 23, 2011 (the “Agreement”), is entered into as of September 16, 2015 (“Amendment Effective Date”), by and among GrayBug, Inc a Delaware limited liability company having an address at 6411 Beckley Street, Baltimore, MD 21224 (“GrayBug or COMPANY”) and Johns Hopkins University (“JHU”), having offices at 3400 N. Charles Street, Baltimore, MD 21218-2695.

RECITALS

WHEREAS, GrayBug, JHU and Kala Pharmaceuticals, Inc. (“Kala”) are parties to a Settlement and License Agreement dated October 24, 2014 (“Settlement Agreement”);

WHEREAS, GrayBug, JHU and Kala are also parties to a Side Agreement dated October 24, 2014 (“Side Agreement”) which grants GrayBug the right to request an exclusive license to certain patent applications (“Side Patent Rights”) owned by JHU;

WHEREAS, GrayBug and Kala have acknowledged their agreement as to which party may license from JHU each Side Patent Rights under the agreement entitled “Agreement on Exercise of Rights under the Side Agreement” dated August 17, 2015 also attached in Exhibit 1 of this Amendment;

WHEREAS, pursuant to Section 10.10 of the Agreement and each party’s rights in the Side Agreement and Settlement Agreement, Company and JHU seek to amend the Agreement, as set forth in detail below; and

NOW, THEREFORE, in consideration of the foregoing and the mutual promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

AMENDMENT

1. Terms. Capitalized terms in this Amendment shall have the same meaning as those in the Agreement, unless specifically defined in this Amendment. All section and paragraph references refer to sections or paragraphs as applicable, in the Agreement. References to the term “Agreement” in the Agreement shall be deemed to include the Amendment.

2. Interpretation. Except as expressly modified herein, the Agreement shall remain in full force and effect in accordance with its terms. To the extent there are any inconsistencies or ambiguities between this Amendment and the Agreement, the terms of this Amendment shall supersede the Agreement.

3. Amendment.

1.	Amendment of Exhibit D; Patent Application. Exhibit D is hereby amended to include the following additional language and shall read as follows:

Technology case	Title	Type of patent filing	File date	Country
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]

2.	Amendment of Article I; Definitions. Article 1 is hereby amended to include the following section and shall read as follows:

1.15 “LIQUIDITY EVENT” means any event, including, but not limited to, the sale of Company stock or assets, or an initial public offering, that enables Company’s shareholders to convert their ownership shares into cash, securities or other property.

3.	Amendment of Section 3.6; Patent Reimbursement. Section 3.6 is hereby deleted in its entirety and amended shall read as follows:

3.6 Patent Reimbursement. Company shall reimburse JHU for the costs of preparing, filing, maintaining and prosecuting PATENT RIGHTS incurred prior to such PATENT RIGHTS being added to this AGREEMENT as of the EFFECTIVE DATE and/or the AMEND MENT EFFECTIVE DATE, whichever specifically applies (“PRIOR PATENT COSTS”). Company shall pay without invoice from JHU [*] per [*] until the sooner of (i) all PRIOR PATENT COSTS have been paid or (ii) Company has raised a total of [*] dollars [*], at which time the balance of the unpaid PRIOR PATENT COSTS shall be due within [*] days.

In accordance with Paragraph 4.1 below, Company will reimburse JHU, within [*] days of the receipt of invoice from JHU, all costs associated with the preparation, filing, maintenance and prosecution of PATENT RIGHTS incurred by JHU subsequent to such PATENT RIGHTS being added to the Agreement as of the EFFECTIVE DATE or AMENDMENT EFFECTIVE DATE, whichever specifically applies.

4.	Amendment of Exhibit A; License Fee & Royalties. Exhibit A is hereby amended to include the following section and shall read as follows:

6. Milestone Fee: Company agrees to pay to JHU a [*] fee in the sum of [*] within [*] days of the first instance of a commercial sale of a LICENSED PRODUCT reading on and/or relying on an issued VALID CLAIM from any one of the cases herein: [*].

5.

Amendment Fee. Company shall pay a non-refundable Amendment Fee of [*], [*] of which shall be due within [*] days of Amendment Effective Date. The remaining [*] dollars [*] of which shall be due at the earlier of a capital investment to the Company equal to or greater than [*] dollars [*] or a Liquidity Event.

6.	No Other Amendment. Except as expressly amended hereby, the provisions of the Agreement shall remain in full force and effect.

7.	Counterparts. This Amendment may be executed in any number of counterparts, and each executed counterpart shall have the same force and effect as an original instrument.

IN WITNESS WHEREOF, this Amendment shall take effect as of the Amendment Effective Date after it has been executed below by the duly authorized representatives of the parties.

THE JOHNS HOPKINS UNIVERSITY		GrayBug, Inc

By:	/s/ Neil Veloso	By:	/s/ Jeffrey Cleland
	Name: Neil Veloso		Name: Jeff Cleland
	Title:Executive Director		Title: Chief Executive Officer
Johns Hopkins Technology Transfer

Date:	September 17, 2015	Date:	September 16, 2015

Exhibit 1: Side Patent Rights under Agreement on Executive of Rights under the Side Agreement (GrayBug and Kala)

Agreement on Exercise of Rights under the Side Agreement

This Agreement on Exercise of Rights under the Side Agreement (“Agreement”), effective on the date of execution of the last signing Party, is by and between GrayBug, Inc. (as successor to GrayBug, LLC), a corporation organized and existing under the laws of the State of Delaware and having a place of business at John G. Rangos Building, 85S N. Wolfe St., Ground Floor, Suite B, Lab: STE 617, Baltimore, MO 21205 (“GrayBug”), and Kala Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware and having a place of business at 100 Beaver Street, Suite 201, Waltham, MA 02453 (“Kala”) (GrayBug and Kala, each a “Party”, and collectively, the “Parties”).

WHEREAS, GrayBug, The Johns Hopkins University (“JHU”) and Kala are parties to a Settlement and License Agreement dated October 24, 2014 (“Settlement Agreement”);

WHEREAS, GrayBug, JHU and Kala are also parties to a Side Agreement dated October 24, 2014 (“Side Agreement”) with respect to the Side Patent Rights (as defined therein) owned by JHU; and

WHEREAS, GrayBug and Kala desire to acknowledge their agreement as to which Party may license from JHU each of the Side Patent Rights, thus converting such Side Patent Right to a Current Patent Right of the relevant Party;

NOW THEREFORE, in consideration of the premises and of the mutual promises and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Interpretation: Definitions.

a.	Interpretation. Any capitalized or other terms used but not defined herein shall have the meaning ascribed to them in the Side Agreement and Settlement Agreement, as applicable.

b.	Definitions.

i.

“GrayBug Side Patent Rights” means the following Side Patent Rights; any Patent Rights incorporating or relating to invention disclosure JHU Reference [*], including without limitation [*], filed [*]; any Patent Rights Incorporating or relating to invention disclosure JHU Reference [*]; and any Patent Rights incorporating or relating to invention disclosure JHU Reference [*]; including without limitation [*], filed [*]; and any Counterparts of the foregoing.

ii.	“Kala Side Patent Rights” means the following Side Patent Rights; any Patent Rights incorporating or relating to invention disclosure JHU Reference [*], and any Counterparts of the foregoing.

2. GrayBug hereby agrees that Kala may obtain an exclusive license to any of the Kala Side Patent Rights from JHU, such that, upon Kala obtaining such license, the Settlement Agreement is automatically amended so that such Kala Side Patent Rights are deemed to be Kala Current Patent Rights for all purposes under all the terms and conditions set forth in the Settlement Agreement, including being sublicensed by Kala to GrayBug in GrayBug’s Exclusive Field.

3. Kala hereby agrees that GrayBug may obtain an exclusive license to any of the GrayBug Side Patent Rights from JHU, such that, upon GrayBug obtaining such license. the Settlement Agreement is automatically amended so that such GrayBug Side Patent Rights are deemed to be GrayBug Current Patent Rights for all purposes under all the terms and conditions set forth in the Settlement Agreement, including being sublicensed by GrayBug to Kala in Kala’s Exclusive field.

4. Term. This Agreement shall remain in effect until the Settlement Agreement is terminated in its entirety, unless Kala and GrayBug agree by a signed written agreement to terminate this Agreement.

5. Choice of Law. This Agreement shall be governed by New York Law, and without reference to the conflict of laws principles of any jurisdiction.

6. Incorporation by Reference. The provisions of the Settlement Agreement set forth in Section 7 of the Side Agreement are hereby Incorporated by reference into this Agreement, mutatis mutandis.

7. Entire Agreement. The Parties acknowledge that they have read this entire Agreement and that this Agreement, the Settlement Agreement, the Side Agreement and the Existing JHU Agreements constitute the entire understanding and contract between and among GrayBug, Kala and JHU with respect to the sub1ect matter hereof. This Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by Kala and GrayBug.

8. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

[Signature Page Follows]

CONFIDENTIAL

IN WITNESSWHEREOF,

GRAYBUG, INC.

BY:	/s/ Jeffrey L. Cleland
DATE: August 16, 2015

NAME: Jeffrey L. Cleland, Ph.D
TITLE: Interim Chief Executive Officer

KALA PHARMACEUTICALS, INC.

BY:	/s/ Charles McDermott
DATE: August 17, 2015

NAME: Charles McDermott
TITLE: President and Chief Business Officer

CONFIDENTIAL

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO GRAYBUG VISION, INC. IF PUBLICLY DISCLOSED.

FIFTH AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT

This Fifth Amendment (the “5th Amendment,” JHU ref. no. A29859) to the amended and restated license agreement (JHU Agreement A20550) dated June 23, 2011 (the “Agreement”), is entered into as of April 18, 2016 (“5th Amendment Effective Date”), by and among GrayBug, Inc a Delaware limited liability company having an address at 6411 Beckley Street, Baltimore, MD 21224 (“GrayBug or COMPANY”) and Johns Hopkins University (“JHU”), having offices at 3400 N. Charles Street, Baltimore, MD 21218- 2695.

RECITALS

WHEREAS a valuable invention entitled, [*] was developed during the course of research by [*] (all hereinafter additional “Inventors” under the Agreement) and JHU and Graybug as parties to the Agreement wish to add such invention and corresponding patent application number [*] to the Agreement through this 5th Amendment,

WHEREAS, pursuant to Section 10.10 of the Agreement and each party’s rights in the Agreement, Company and JHU seek to amend the Agreement, as set forth in detail below; and

NOW, THEREFORE, .in consideration of the foregoing and the mutual promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

AMENDMENT

1. Terms. Capitalized terms in this 5th Amendment shall have the same meaning as those in the Agreement, unless specifically defined in this Amendment. All section and paragraph references refer to sections or paragraphs as applicable, in the Agreement. References to the term “Agreement” in the Agreement shall be deemed to include the Amendment.

2. Interpretation. Except as expressly modified herein, the Agreement shall remain in full force and effect in accordance with its terms. To the extent there are any inconsistencies or ambiguities between this Amendment and the Agreement, the terms of this Amendment shall supersede the Agreement.

3. Amendment.

A.	Amendment of Exhibit D; Patent Applications. Exhibit D is hereby amended to add the following row to the end of the existing table and shall read as follows:

Technology case	Title	Type of patent filing	File date	Country
[*]	[*]	[*]	[*]	[*]

B.	Amendment of Article 1; Definitions. Article l is hereby amended to include the following section(s) and shall read as follows:

1.5 “LICENSED FIELD” is hereby deleted in its entirety and amended shall read as follows:

1.5. “LICENSED FIELD” means all fields except for Case [*] where such field is hereby specifically defined as, [*].

1.16 “SUNITINIB DERIVATIVES” is hereby added as the following Section and shall read as follows:

1.16 “SUNITINIB DERVIATIVES” means the chemical structures as defined in Exhibit E.

C.	Amendment of Section 5.3; Commercially Reasonable Efforts. Section 5.3 is hereby deleted and replaced in its entirety and shall read as follows:

5.3 Commercially Reasonable Efforts. Company shall exercise commercially reasonable efforts to develop and to introduce the LICENSED PRODUCTS and LICENSED SERVICES into the commercial market, through itself, its AFFILIATED COMPANIES and/or its SUBLJCENSEE(S), consistent with sound and reasonable business practice and judgment. In addition, Company shall devote the following resources lo the research and development of LICENSED PRODUCTS or LICENSED SERVICES within the specified time from the EFFECTIVE DATE:

•	Company shall to have cumulatively spent at least [*] on research and development of LICENSED PRODUCTS or LICENSED SERVICES within [*]; and

•

Company shall use best efforts to develop a LICENSED PRODUCT or LICENSED SERVICE developed with PATENT RIGHTS, VALID CLAIMS, know-how or materials from [*], with an indication for Glaucoma and enter into Phase 1 clinical trials with such LICENSED PRODUCT or LICENSED SERVICE within three (3) years of the 5th Amendment Effective Date; and

•	Company shall to have cumulatively spent at least [*] on research and development of LICENSED PRODUCTS or LICENSED SERVICES within [*].

Following the introduction of a LICENSED PRODUCT or LICENSED SERVICE into the commercial market, and until the expiration or termination of this Agreement, Company shall endeavor to keep LICENSED PRODUCTS and LICENSED SERVICES reasonably available to the public consistent with sound and reasonable business practice and judgment. Company shall also exercise commercially reasonable efforts to develop LICENSED PRODUCTS and LICENSED SERVICES suitable for different indications within the LICENSED FIELD, consistent with sound and reasonable business practice and judgment.

D.	Amendment of Exhibit A; License Fee & Royalties. Exhibit A is hereby amended to include the following section and shall read as follows:

7. [*] Milestone Fee: Company agrees to pay to JHU a one-time nonrefundable fee in the sum of one hundred thousand dollars [*] within [*] days of an issued VALID CLAIM on any PATENT RIGHTS specifically from invention [*].

E.	Amendment to add Exhibit E; Sunitinib Derivatives. Exhibit E is hereby added to the Agreement and shall read as follows in Exhibit 1 of this Amendment.

4. Amendment Fee. Company shall pay a non-refundable 5th Amendment Fee of [*], which shall be due within [*] days of 5th Amendment Effective Date.

5. Prior Patent Costs. JHU has incurred [*] US dollars [*] in Prior Patent Costs for [*] as of the 5th Amendment Effective Date which shall be reimbursed and considered PRIOR PATENT COSTS as per Section 3.6 of the Agreement.

6. No Other Amendment. Except as expressly amended hereby, the provisions of the Agreement shall remain in full force and effect.

7. Counterparts. This Amendment may be executed in any number of counterparts, and each executed counterpart shall have the same force and effect as an original instrument.

IN WITNESS WHEREOF, this Amendment shall take effect as of the 5th Amendment Effective Date after it has been executed below by the duly authorized representatives of the parties.

SIGNATURES FOLLOW ON NEXT PAGE

CONFIDENTIAL

THE JOHNS HOPKINS UNIVERSITY			GRAYBUG, LLC

By:	/s/ Neil Veloso		By:	/s/ Jeffrey Cleland
	Name:	Neil Veloso		Name: Jeff Cleland
	Title:	Executive Director		Title: Chief Executive Officer
Johns Hopkins Technology Transfer

Date:	April 19, 2016		Date:	April 18, 2016

CONFIDENTIAL

Exhibit 1

EXHIBIT E

[*]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO GRAYBUG VISION, INC. IF PUBLICLY DISCLOSED.

SIXTH AMENDMENT TO THE EXCLUSIVE LICENSE AGREEMENT

This Sixth Amendment (“Sixth Amendment”, JHU ref. no. A37269) to the Amended and Restated License Agreement (the “Agreement”, JHU Agreement A20550) effective June 23, 2011, is entered into as of March 23th, 2020 (Sixth Amendment Effective Date), by and between Graybug, Inc., a Delaware limited liability company having an address at 275 Shoreline Dr., Suite 450, Redwood City, CA 94065 (“Graybug” or “Company”) and Johns Hopkins University (“JHU”), having offices at 3400 N. Charles Street, Baltimore, MD 21218-2695 (either is a “Party” or together “Parties”).

RECITALS

WHEREAS Graybug and JHU entered into a Fifth Amendment to the Exclusive License Agreement on April 18, 2016 (“Fifth Amendment”, JHU ref. no. A29859), wherein JHU added an exclusive license to JHU patent family [*] to the Agreement on terms specified therein;

And WHEREAS, Graybug and JHU would like to clarify certain terms of the exclusive license granted in the Fifth Amendment;

Now, THEREFORE, in consideration of the foregoing and the mutual promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1. Section 5.3, second bullet, of the Fifth Amendment is amended as follows:

•

Company shall use best efforts to develop a LICENSED PRODUCT or LICENSED SERVICE developed with PATENT RIGHTS, VALID CLAIMS, know-how or materials from [*], with an indication for AMD and enter into Phase 1 clinical trials with such LICENSED PRODUCT or LICENSED SERVICE within three (3) years of the 5th Amendment Effective Date (April 18, 2016); and the Parties hereby acknowledge that Graybug did enter a LICENSED PRODUCT into Phase 1 clinical trials in 2017 for AMD, which satisfied this best efforts obligation;

2. Section 10.18 is hereby added to the Agreement and shall read as follows:

10.18 Electronic Signature. Any signature, including any electronic symbol or process affirmatively attached to or associated with this AGREEMENT and adopted by JHU or LICENSEE to sign, authenticate, or accept such contract or record acceptance of the AGREEMENT, hereto shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any state law based on the Uniform Electronic Transactions Act, and the parties hereby waive any objection to the contrary.

3. No Other Amendment. The remaining terms of the Fifth Amendment remain in force and unamended. Except as expressly amended hereby, the provisions of the Agreement shall remain in full force and effect.

4. Counterparts. This Amendment may be executed in any number of counterparts, and each executed counterpart shall have the same force and effect as an original instrument.

IN WITNESS WHEREOF, this Amendment shall take effect as of the Fifth Amendment Effective Date after it has been executed below by the duly authorized representative of the parties.

THE JOHNS HOPKINS UNIVERSITY

By	/s/ Steven L. Kousouris
Name: Steven L. Kousouris
Title: Executive Director,
Johns Hopkins Technology Ventures

Date: March 20, 2020

GRAYBUG VISION, INC.

By	/s/ Fred Guerard
Name: Fred Guerard
Title: President and CEO

Date: March 23, 2020